Exhibit 23.1

[Missing Graphic Reference]

CONSENT OF INDEPENDENT AUDITORS
To the Board of Directors
Heartland Oil and Gas Corp.

We hereby consent to the use of our audit report dated 24 March 2006 on the consolidated balance sheets of Heartland Oil and Gas Corp. as at December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders equity and cash flows for the years ended December 31, 2005, 2004 and 2003 in the annual report on Form 10-K for Heartland Oil and Gas Corp.

“Staley, Okada & Partners”

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
March 31, 2006	CHARTERED ACCOUNTANTS